--------------------------------------------------------------------------------

              -------------------------------------------
                  OWNER            FIELD(22)
                  ANNUITANT        FIELD(1)
                                   FIELD(158)
                  POLICY NUMBER    FIELD(3)
                  POLICY TYPE      VARIABLE ANNUITY
              -------------------------------------------

               FLEXIBLE PREMIUM DEFERRED VARIABLE ANNUITY POLICY.
                                NON-PARTICIPATING


AMERITAS VARIABLE LIFE INSURANCE COMPANY
 A STOCK COMPANY                    LOGO

                                             HOW TO CONTACT US:
                                             SERVICE CENTER
                                             5900 "O" STREET
                                             LINCOLN NE 68510-2234
                                               OR
                                             P.O. BOX 82550
                                             LINCOLN NE 68501-2550

                                             1-800-745-1112
                                             FAX: 1-402-467-6153

                                             www.overturelife.com

                   "NOTICE OF TEN-DAY RIGHT TO EXAMINE POLICY"

Read this Policy carefully. If you are dissatisfied with it for any reason, you may return it to the selling agent or to us within ten days from the date it is delivered to you. If allowed by state law, the amount of the refund will equal the premiums paid less withdrawals, adjusted by investment gains and losses. Otherwise, the amount of the refund will be the gross premium you paid less withdrawals.

Please review the copy of the application attached to this Policy. If any information shown on it is not true and complete, please notify us within ten days from the date this Policy is delivered to you.



       /s/ W. J. Atherton                             /s/ Donald R. Stading
            President                                        Secretary



YOU MAY ALLOCATE PREMIUMS AMONG SEPARATE ACCOUNT VARIABLE INVESTMENT OPTIONS OR TO A FIXED ACCOUNT FIXED INTEREST RATE OPTION. YOU, THE OWNER, HAVE THE INVESTMENT RISK (INCLUDING POSSIBLE LOSS OF PRINCIPAL) ON AMOUNTS ALLOCATED TO THE VARIABLE INVESTMENT OPTIONS. YOU MAY ALSO CHOOSE TO ALLOCATE ALL OR PART OF YOUR INVESTMENT TO A FIXED INTEREST OPTION, WHERE WE HAVE THE INVESTMENT RISK. THE VALUE OF YOUR POLICY WILL GO UP OR DOWN BASED ON THE PERFORMANCE OF THE VARIABLE INVESTMENT OPTIONS YOU CHOOSE.


Form 4888



  NOT FDIC INSURED         O MAY LOSE VALUE           O NO BANK GUARANTEE

                                 POLICY SCHEDULE


Annuitant:  John D Specimen               Policy Number:  2109004888

Issue Age - Sex:  35 Male                 Policy Date:  January 1, 2000

Initial Premium:  $25,000.00              Annuity Date:  January 1, 2050

Owner:  John D Specimen                   Day of Allocation:  13th calendar day
                                          after Policy date


4888                                   1-PS




                             INVESTMENT ALLOCATIONS

--------------------------------------------------------------------------------------------------
SEPARATE ACCOUNT: Ameritas Variable Life Insurance Company (AVLIC) Separate Account V
--------------------------------------------------------------------------------------------------
                              SUBACCOUNT                                       INITIAL ALLOCATION
                              UNDERLYING PORTFOLIO (SUBADVISOR)                  OF NET PREMIUMS
                                                                                (MUST TOTAL 100%)
--------------------------------------------------------------------------------------------------
FIDELITY                      Equity-Income                                            0%
                              Growth                                                   0%
                              High Income                                              0%
                              Overseas                                                 0%
                              Asset Manager                                            0%
                              Investment Grade Blond                                   0%
                              Asset Manager. Growth                                    0%
                              Contrafund                                               0%
CALVERT SOCIAL                Balanced                                                 0%
Socially Responsible Funds    Small Cap Growth                                         0%
                              Mid Cap Growth                                           0%
                              International Equity                                     0%

Ameritas Portfolio
  *(Subbadvised)              Money Market                                             0%
ALGER                         Balanced                                                 0%
Alger American Fund           Leveraged AllCap                                         0%

Ameritas Portfolio
  *(Subadviseed)              Growth                                                   0%
                              Income & Growth                                          0%
                              Small Capitalization                                     0%
                              MidCap Growth                                            0%
MORGAN STANLEY                Emerging Markets Equity                                  0%
                              Global Equity                                            0%
                              International Magnum                                     0%
                              U.S. Real Estate                                         0%
MFS                           Utilities                                                0%
MFS Trust                     Global Governments                                       0%
                              New Discovery                                            0%

Ameritas Portfolio
  (Subadvised)                Emerging Growth                                          0%
                              Research                                                 0%
                              Growth With Income                                       0%
STATE STREET                  Index 500                                                0%
Ameritas Portfolio (Subadvised)
AMERICAN CENTURY              VP Income & Growth                                       0%
BABSON                        Micro Cap                                                0%
Ameritas Portfolio (Subadvised)
INVESCO                       Dynamics                                                 0%
OAKMARK                       Select                                                   0%
Ameritas Portfolio (Subadvised)

SALOMON BROTHERS              Capital                                                  0%
SUMMIT                        Nasdaq-100 Index                                         0%
                              Russell 2000 Small Cap Index                             0%
                              S&P MidCap 400 Index                                     0%
THIRD AVENUE                  Value                                                    0%

AVLIC FIXED ACCOUNT                                                                    0%



4888                                     1-IA

                          SCHEDULE OF FEES AND CREDITS


Fixed Account Minimum          3% effective annual interest credited on value in
Guaranteed Interest Rate:      the fixed account.

Annual Policy Fee:             Currently $36.  We reserve the right to charge up
                               to $40.

                               This fee is deducted on the last Business Day of the Policy Year or at the time of a full withdrawal.

                               We may waive this fee if your policy value on the last Business Day of the Policy Year exceeds an amount which we declare annually.

Percent of Premium Charge:     None

Daily Administrative Fee:      On an annual basis,  this charge currently equals
                               0.60% of  the  daily net asset  value  of  Policy
                               value    allocated   to  the  Separate   Account.
                               (Guaranteed maximum fee is 0.75%.)

                               On an annual basis, this charge equals 0.15% of the daily net asset value of Policy value allocated to the Separate Account. (Guaranteed maximum fee is 0.25%.)

Daily Mortality and            Withdrawals  may  be  subject  to  a   withdrawal
Expense Risk Charge:           charge.  The charge is based on the premiums paid
                               prior to the time of the withdrawal in accordance with the table below.

Withdrawal Charge:


                      Years                                   Charge as
               since receipt of each                         a % of each
                Premium Payment                           Premium Payment
               ------------------                         ---------------
                       1                                         8%
                       2                                         8%
                       3                                         8%
                       4                                         7%
                       5                                         7%
                       6                                         6%
                       7                                         5%
                       8                                         4%
                       9                                         2%
                      10 +                                       0%

After any accumulated earnings are withdrawn, premiums will be withdrawn in the order in which they are paid. The withdrawal charge for each premium is based on the table shown above.

A withdrawal charge will not apply to accumulation value applied to annuity income payout option 3 or 4 (see Section 9.2) at least two years after the last premium payment. If premiums have been paid within two years of annuitization based on those options, the withdrawal charge will be based only on those premiums.

4888                                   1-SFC

                       THIS PAGE LEFT INTENTIONALLY BLANK.

         TABLE OF CONTENTS



         POLICY SCHEDULE PAGES

         POLICY OVERVIEW.......................................................5

         SECTION 1.          DEFINITIONS.......................................5

         SECTION 2.          GENERAL PROVISIONS................................6
                       2.1   Entire Contract...................................6
                       2.2   Sending Form, Written Notice and
                             Requests in Good Order............................6
                       2.3   Contacting Us.....................................6
                       2.4   Premiums..........................................7
                       2.5   Beneficiary.......................................7
                       2.6   Assigning the Policy..............................7
                       2.7   Annual Report.....................................7
                       2.8   Delay of Payments.................................8
                       2.9   Contestability....................................8
                       2.10  Misstatement of Age or Sex........................8
                       2.11  Proof of Age, Sex or Survival.....................8
                       2.12  Non-Participating.................................8
                       2.13  When This Policy Terminates.......................8

         SECTION 3.          INVESTMENT OPTIONS................................9
                       3.1   Selecting Your Investments........................9
                       3.2   Separate Account..................................9
                       3.3   Valuation of Assets...............................9
                       3.4   Substitution of Portfolios........................9
                       3.5   Fixed Account....................................10

         SECTION 4.          TRANSFERS........................................10
                       4.1   Transfers Generally..............................10
                       4.2   Subaccount Transfers ............................10
                       4.3   Fixed Account Transfers..........................10


Form 4888                               3

         SECTION 5.          YOUR POLICY VALUES AND FEES......................11
                       5.1   Separate Account Value...........................11
                       5.2   Net Asset Value..................................11
                       5.3   Subaccount Accumulation Unit Value...............11
                       5.4   Fixed Account Value..............................12
                       5.5   Fees.............................................12

         SECTION 6.          WITHDRAWALS......................................13
                       6.1   Partial Withdrawals..............................13
                       6.2   Full Withdrawal..................................14

         SECTION 7.          DEATH BENEFIT....................................14
                       7.1   Death of Owner Before Annuity Date...............14
                       7.2   Death Benefit Amount Before the Annuity Date.....14
                       7.3   Death Benefit Options Before Annuity Date........14
                       7.4   Death of Owner After the Annuity Date............14
                       7.5   Death of Annuitant...............................14

         SECTION 8.          ANNUITY BENEFITS.................................15
                       8.1   When Annuity Payments Start......................15
                       8.2   How Annuity Payments are Made....................15

         SECTION 9.          ANNUITY INCOME OPTIONS...........................16
                       9.1   Annuity Income Option Rules......................16
                       9.2   Description of Options...........................16
                       9.3   Basis of Payment.................................16

         SECTION 10. NOTES ON OUR COMPUTATIONS................................16

         TABLE OF SETTLEMENT OPTIONS..........................................17




Form 4888                              4

                                 POLICY OVERVIEW

This is a variable annuity Policy offering a variety of investment options to help meet long- term financial goals. After an initial premium, you may make additional premium payments at your discretion, subject to minimum premium requirements. You may allocate your premiums among Separate Account variable investment options and a Fixed Account fixed interest rate option. Your Policy value will go up or down based on your investments allocated to the variable investment options.

As a deferred annuity, your Policy has an accumulation phase and an annuity income phase. During the accumulation phase, earnings left in the Policy are not taxed, you can invest additional money into the Policy, transfer amounts among the investment options, and withdraw some or all of the Policy value (subject to any restrictions or fees). If you die during the accumulation phase, we will pay a death benefit to your Beneficiary. The accumulation phase ends and the annuity income phase begins on a date you select or the later of the Policy anniversary nearest the Annuitant's 85th birthday or the fifth Policy anniversary. During the annuity income phase, we will make periodic payments to you or to a person you select. You can select payments guaranteed to last for your entire life or for some other period. Some or all of each payment will be taxable.

As a variable annuity, this Policy is a security and must be sold pursuant to a prospectus registered with the Securities and Exchange Commission (SEC). We encourage you to read the prospectus together with your Policy.



                             SECTION 1. DEFINITIONS

ACCUMULATION UNIT is an accounting unit of measure used to calculate the Policy value allocated to Subaccounts of the Separate Account. It is similar to a share of a mutual fund.

ANNUITANT means the natural person on whose life the annuity benefit for this Policy is based.

ANNUITY DATE is the date annuity income payments are scheduled to begin. You may change this date. (See this Policy's Annuity Benefits section.)

BENEFICIARY(IES) means the person(s) designated to receive any benefits under the Policy upon the death of the Owner or, after annuity income payments begin, the death of the Annuitant.

BUSINESS DAY is each day that the New York Stock Exchange (NYSE) is open for trading.

CASH SURRENDER VALUE is the Policy value less any applicable withdrawal charge, Policy fee, and any premium tax charge not previously deducted.

FIXED ACCOUNT is the account which consists of general account assets of Ameritas Variable Life Insurance Company which support annuity and insurance obligations.

ISSUE DATE means the date that all financial, contractual, and administrative requirements have been completed and processed. The Issue Date will be shown on the confirmation notice sent to you.


Form 4888                             5

OWNER means you, the person or entity with all the benefits, rights and privileges under this Policy. The Owner is often also the Annuitant. The Owner is responsible for taxes, regardless of who receives annuity benefits.

POLICY YEAR/MONTH/ANNIVERSARY is measured from respective anniversary dates of the Issue Date of this Policy.

SUBACCOUNT  is a division  within the  Separate  Account for which  Accumulation
Units are separately maintained. Each Subaccount corresponds to a single underlying non-publicly traded portfolio.

WE, US, OUR, AMERITAS, AVLIC means Ameritas Variable Life Insurance Company.

WRITTEN NOTICE OR REQUEST is a written notice, signed by you, on a form approved by or acceptable to us that gives us the information we require and is received at AVLIC, Service Center, P.O. Box 82550, Lincoln, Nebraska 68501-2550 (or 5900 "O" Street, Lincoln, Nebraska 68510-2234). Call us if you have questions about what form or information is required.



                         SECTION 2. GENERAL PROVISIONS

2.1   ENTIRE CONTRACT

This Policy is a legal contract between you and us. It is issued in return for the application and payment in advance of the premiums shown in the Policy
Schedule pages. The Policy, application, any supplemental applications, endorsements, riders and amendments are the entire contract. No change in this Policy will be valid unless it is in writing, attached to this Policy, and approved by one of our officers. We reserve the right to modify the Policy to comply with, or to give the Owner the benefit of, any federal or state statute or any rule or regulation thereunder. No agent may change this Policy or waive any of its provisions.

2.2   SENDING FORMS, WRITTEN NOTICE AND REQUESTS IN GOOD ORDER

If you are writing to change your Beneficiary, request a withdrawal or for any other purpose, contact us or the selling agent to learn what information is required for the request to be in "good order." We can only act upon requests that are received in good order. Many of these forms can be found on our website "on-line services" site. Or, call us at our toll-free number and we will send you the form you need.

2.3   CONTACTING US

To answer your questions or to send additional premiums, contact your sales representative or write or call us at:

           Ameritas Variable Life Insurance Company
           Service Center
           P.O. Box 82550
           Lincoln, Nebraska 68501-2550
                or
           5900 "O" Street
           Lincoln, Nebraska 68510-2234
           1-800-745-1112
           www.overturelife.com

Express mail packages should be sent to our street address, not our P.O. Box address.


Form 4888                               6

2.4  PREMIUMS

Premiums should be made payable to "Ameritas Variable Life Insurance Company". The initial premium for the Policy is shown in the Policy Schedule pages. All premiums after the initial premium are flexible subject to our declared minimums and maximums. You may change the amounts, frequency or timing of premiums. We reserve the right to limit the number of premiums in any calendar year. We reserve the right not to accept any additional premiums of less than $1,000 ($50 if payments are part of a regularly billed program (electronic funds transfer, payroll deduction, etc.)). We must consent to any premium that would result in more than $1 million total premium on deposit with us for the same Annuitant or Owner.

On the Issue Date, we will allocate premiums to the Money Market Subaccount. The Policy value is allocated among the Fixed Account and one or more of the Separate Account investment options according to your instructions as of the Day of Allocation shown in the Policy Schedule pages. We will allocate subsequent premiums according to your instructions. You may change allocation of later premiums. Allocations must be in whole percentages and total 100%.

Additional premium will not be accepted without our approval on or after the later of the policy anniversary following your or the Annuitant's 85th birthday or the annuity Date.

2.5 BENEFICIARY

You may change your beneficiary by sending Written Notice to us, unless the named beneficiary is irrevocable. Once we record and acknowledge the change, it is effective as of the date you signed the Written Notice. The change will not apply to any payments made or other action taken by us before recording. If the named beneficiary is irrevocable, you may change the named beneficiary only by Written Notice signed by both you and the beneficiary. If more than one named beneficiary is designated, and you fail to specify their interest, they will share equally.

If there are joint Owners, the surviving joint Owner will be deemed the beneficiary, and the beneficiary named in the Policy application or subsequently changed will be deemed the contingent beneficiary. If both joint Owners die simultaneously, the death benefit will be paid to the contingent beneficiary.

If the beneficiary is your surviving spouse, the spouse may elect either to receive the death benefit, in which case the Policy will terminate, or to continue the Policy in force with the spouse as Owner.

If the named beneficiary dies before you, then your estate is the beneficiary until you name a new beneficiary.

2.6  ASSIGNING THE POLICY

You may assign this Policy. For an assignment to bind us, we must receive a signed copy of the assignment at our Service Center. We are not responsible for the validity of any assignment.

2.7   ANNUAL REPORT

Within 30 days after each Policy Anniversary, we will mail you an annual report that shows the progress of the Policy. It will show the accumulation value as of the Policy Anniversary. The report will also show any premiums paid and charges made during the Policy Year. You may ask for a report like this at any time. We have a right to charge a fee for each report other than the report we send out once a year.


Form 4888                               7

2.8   DELAY OF PAYMENTS

We usually will pay any amounts payable from the Separate Account as a result of a full or a partial withdrawal within seven (7) calendar days after we receive your Written Request in our Service Center in a form satisfactory to us. We can delay such payments or any transfers of amounts between Subaccounts or into the Fixed Account if:

1. the NYSE is closed other than customary weekend and holiday closings or trading on the NYSE is restricted as determined by the SEC; or

2.   the SEC by order permits the postponement for the protection of owners; or

3. an emergency exists as determined by the SEC, as a result of which disposal of securities is not reasonably practicable, or it is not reasonably practicable to determine the value of the net assets of the Separate Account.

We may defer the payment of a full or a partial withdrawal from the Fixed Account for up to six months from the date we receive your Written Request.

2.9   CONTESTABILITY

We cannot contest the validity of this Policy after the Policy Date.

2.10 MISSTATEMENT OF AGE OR SEX

If the age or sex of the Owner or Annuitant has been misstated, we will adjust the benefits and amounts payable under this Policy.

1. If we made any overpayments, we will add interest at the rate of 6% per year compounded yearly and charge them against payments to be made in the future.

2. If we made any underpayments, the balance plus interest at the rate of 6% per year compounded yearly will be paid in a lump sum.

2.11  PROOF OF AGE, SEX OR SURVIVAL

We may require satisfactory proof of correct age or sex upon annuitization. If any payments under this Policy depend on the Annuitant being alive, we may require satisfactory proof of survival.

2.12  NON-PARTICIPATING

This Policy is non-participating. No dividends will be paid under this Policy.

2.13  WHEN THIS POLICY TERMINATES

This Policy will terminate on the earliest of these conditions:

1.   you withdraw the full Cash Surrender Value;

2.   the Owner dies and any death benefit due has been paid; or

3.   annuity income option payments being made cease.


Form 4888                                8

We may treat any partial withdrawal that leaves a Policy value of less than $1,000 as a complete surrender of the Policy. See this Policy's Withdrawals section for more information.

If you have paid no premiums during the previous 36-month period, we have the right to pay you the total value of your Policy in a lump sum and cancel the Policy if (i) the Policy value is less than $1,000 or (ii) the paid-up lifetime income annuity benefit at maturity, based on an accumulation of the Policy value to maturity, would be less than $20 per month. We will not impose a withdrawal charge on involuntary terminations.



                         SECTION 3. INVESTMENT OPTIONS

3.1   SELECTING YOUR INVESTMENTS

You may allocate all or part of your premium among Separate Account portfolios or the Fixed Account option. Allocations must be in whole percentages and total 100%. Your initial allocation is shown on the Policy Application. Refer to the Policy Schedule for the current portfolios available.

Please read the Policy prospectus for more information about the Separate Account and the Subaccount underlying portfolios. Please read the series fund prospectuses for more information about those portfolios.

3.2   SEPARATE ACCOUNT

The Separate Account is a separate investment account of ours. The Separate Account is divided into Subaccounts. Each Subaccount invests in a corresponding underlying portfolio. The underlying portfolios are made available through series funds, and are not publicly traded mutual funds. The Separate Account investment options are shown on the "Investment Allocations" schedule page. The value of your Policy will go up or down based on the investment performance of the portfolios you choose.

The assets of the Separate Account are our property. However, they are not credited with earnings or charged with liabilities arising out of any other business we may conduct. No underlying portfolio is charged with liabilities of any other underlying portfolio.

3.3   VALUATION OF ASSETS

We will determine the value of the assets of each Subaccount at the close of trading on the NYSE on each Business Day.

3.4   SUBSTITUTION OF PORTFOLIOS

An underlying portfolio may, in our judgment, become unsuitable for investment by a Subaccount. If that occurs, we have the right to substitute another portfolio of the same series fund or to invest in another series fund. We would first notify the SEC. Where required, we would also seek approval from the insurance department of the state where this Policy is delivered. You will be notified of any material change in the investment policy of any Subaccount underlying portfolio in which you have an allocated interest.


Form 4888                               9

3.5   FIXED ACCOUNT

Allocations to the Fixed Account earn a fixed interest rate that we declare. This rate may change. The minimum guaranteed interest rate is shown in the Policy Schedule of Fees and Credits.

Net premiums allocated to and transfers to the Fixed Account under the Policy become part of our general account assets which support annuity and insurance obligations. The Fixed Account includes all of our assets, except those assets segregated in separate accounts. We have the sole discretion to invest the assets of the Fixed Account, subject to applicable law.


                              SECTION 4. TRANSFERS

4.1   TRANSFERS GENERALLY

You may transfer amounts among Subaccounts and into the Fixed Account as often as you wish in a Policy Year, subject to our consent. The transfer will take effect at the end of the Business Day during which the transfer request is received in our Service Center.

We reserve the right to limit or prohibit transfers that, in the judgement of the managers of the underlying portfolios, are excessive and will have detrimental effect on portfolio management for the benefit of all Policy Owners.

The first 15 transfers per Policy Year will be allowed free of charge. A $10 charge may be deducted from the amount transferred for each additional transfer.

4.2   SUBACCOUNT TRANSFERS

Each subaccount transfer must be for a minimum of $250 or the balance in the Subaccount, if less. The minimum amount which can remain in a Subaccount as a result of a transfer is $100. Any amount below this minimum will be included in the amount transferred.

If the value of any Subaccount portfolio falls below $100, we may transfer the remaining balance, without charge, to the Money Market portfolio.

Subaccount transfers may be subject to additional restrictions by the portfolio advisor.

4.3   FIXED ACCOUNT TRANSFERS

You may make one transfer out of the Fixed Account to any of the other Subaccounts in EACH Policy Year.

The allowable transfer amount out of the Fixed Account is limited to the greater of:

1.    25% of the Fixed Account balance; or

2.    any Fixed Account transfer which occurred during the prior 13 months; or

3.    $1,000.



Form 4888                               10

                     SECTION 5. YOUR POLICY VALUE AND FEES

On your Policy's Issue Date, the Policy value equals the initial premium less any charge for applicable premium taxes. On any Business Day thereafter, the Policy value equals the sum of the Policy assets allocated to the Separate
Account Subaccount portfolios and the Fixed Account. The Policy value is expected to change from day to day. It will reflect the expenses and investment experience of the selected Separate Account portfolios and interest earned in the Fixed Account as well as deductions for Policy fees and charges.

5.1   SEPARATE ACCOUNT VALUE

Premiums or transfers allocated to the Separate Account Subaccounts are accounted for in Accumulation Units. The Policy value held in the Separate Account Subaccounts on any Business Day is determined by multiplying each Subaccount's Accumulation Unit value (defined in Section 5.3 below) by the number of Subaccount Accumulation Units allocated to the Policy. The number of Subaccount Accumulation Units will increase when net premiums or transfers are credited to that Subaccount. The number of Subaccount Accumulation Units will decrease when a partial withdrawal (including any withdrawal charge) is taken from that Subaccount, a transfer (and any transfer charge) is made from that Subaccount, or we deduct the annual Policy fee. Each transaction to or from the Subaccount will increase or decrease the number of Subaccount Accumulation Units allocated to the Policy. The increase or decrease will equal the dollar value of the transaction divided by the Accumulation Unit value as of the Business Day of the transaction.

5.2   NET ASSET VALUE

The net asset value of the shares of each Subaccount's underlying portfolio is determined once daily as of the close of business of the New York Stock Exchange on days when the Exchange is open for business.

The net asset value is determined by:

1. adding the values of all securities and other assets of the Subaccount portfolio;

2.   subtracting liabilities and expenses; then

3.   dividing by the number of outstanding shares of the Subaccount portfolio.

Expenses, including any investment advisory fee, accrue daily.

5.3   SUBACCOUNT ACCUMULATION UNIT VALUE

For each Subaccount, the value of an Accumulation Unit was set when the Subaccount was established. Each Subaccount's Accumulation Unit value reflects the investment performance of that Subaccount. The Subaccount Accumulation Unit value may increase or decrease from one Business Day to the next. Each Subaccount's Accumulation Unit value is calculated at the end of each Business Day as follows:

1.    a.   the net asset value of the Subaccount's  underlying  portfolio as  of the end of the current Business Day; plus

      b. any dividend or capital gain distribution declared and unpaid by the underlying portfolio during that Business Day; times



Form 4888                                11

      c. the number of portfolio shares held by the Subaccount, before the purchase or redemption of any shares on that date; minus

2.   the daily administrative fee; minus

3.   the daily mortality and expense risk charge; and this result divided by

4. the total number of Accumulation Units held in the Subaccount on the Business Day before the purchase or redemption of any Accumulation Units on that day.

When transactions are made to or from a Subaccount, the actual dollar amounts are converted to Accumulation Units. The number of Accumulation Units for a transaction is found by dividing the dollar amount of the transaction by the Accumulation Unit value on the Business Day the transaction is made.

5.4   FIXED ACCOUNT VALUE

The Policy value of the Fixed Account (the fixed interest rate investment option) on any Business Day equals:

1. the Policy value of the Fixed Account at the end of the preceding Policy Month; plus

2.   any net premiums credited since the end of the previous Policy Month; plus

3. any transfers from the Subaccounts credited to the Fixed Account since the end of the previous Policy Month; minus

4. any transfers and transfer fees from the Fixed Account to the Subaccounts since the end of the previous Policy Month; minus

5. any partial withdrawal and withdrawal charge taken from the Fixed Account since the end of the previous Policy Month; minus

6.   on the Policy Anniversary, its share of the annual Policy Fee, plus

7.   interest credited on the Fixed Account balance.

We guarantee that the Policy value in the Fixed Account will be credited with the effective annual interest rate shown in the Policy Schedule pages. We may, at our discretion, credit a higher current rate of interest.

5.5   FEES

The following fees are deducted under the Policy:

1. Annual Policy Fee - an annual charge, equal to the amount listed in the Policy Schedule pages. The charge will be deducted from the Subaccounts and the Fixed Accounts in the same proportion as the balances held in the Subaccounts and the Fixed Accounts. We may waive the annual Policy fee if your accumulation value on the last Business Day of the Policy Year exceeds an amount which we declare annually.

2. Daily Administrative Expense Fee - a charge equal to the percentage listed in the Policy Schedule pages. This charge is deducted from the Subaccounts only and not from the Fixed Account.


Form 4888                              12

3. Daily Mortality and Expense Fee - a charge listed in the Policy Schedule pages. This charge is deducted from the Subaccounts only and not from the Fixed Account.

4. Taxes - where imposed by state law upon the receipt of a premium, a charge will be made on the date of the payment. If imposed upon withdrawal or annuitization, a charge equal to the amount due will be deducted prior to withdrawal or annuitization. We reserve the right to charge for state or local taxes or for federal income tax, if any taxes become attributable to the Separate Account. If any tax should become applicable to this Policy, you will be advised of the amount of such tax and its effect upon any payments made.

5. Withdrawal Charge - This Policy may or may not assess withdrawal charges. See the Policy Schedule pages.

6. Transfer Fee - We may apply a charge of $10 on all transfers after the first 15 per Policy Year. The Transfer Fee is deducted pro rata from each Subaccount (and, if applicable, the Fixed Account) in which the Owner is invested.

7. Percent of Premium Charge - a charge equal to the percentage listed in the Policy Schedule pages. Any charge is deducted upon the receipt of a premium payment on the date of the payment.

Each Subaccount portfolio charges fees separate and apart from this Policy. Their fees are not deducted from the Policy value. Instead, they are reflected in the daily value of portfolio shares which, in turn, will affect the Accumulation Unit value of the Subaccounts. See the Policy prospectus and series fund prospectuses for more information about these fees.



                             SECTION 6. WITHDRAWALS

You may request partial withdrawals or a full withdrawal at any time before the Annuity Date. Any amount withdrawn will be paid to you in a lump sum unless you elect to be paid under an annuity income option.

6.1   PARTIAL WITHDRAWALS

Partial withdrawals can be categorized as either "elective" or "systematic". Elective partial withdrawals must be elected by you. Systematic partial withdrawals can be made automatically. You may elect systematic withdrawals according to our rules. Payouts under a systematic withdrawal may be made on a monthly, quarterly, semi-annual or annual basis.

All partial withdrawals, elective and systematic, are subject to the following rules:

1.   The minimum partial withdrawal amount is $250.

2. The Cash Surrender Value remaining after a partial withdrawal must be at least $1,000.

3.   Request for withdrawal must be made in writing, on a form we approve.

4.   A partial withdrawal is considered irrevocable.

5. Partial withdrawals, either elective or systematic, may be subject to a withdrawal charge. See the Policy Schedule pages.


Form 4888                             13

6.2   FULL WITHDRAWAL

If you elect a full withdrawal, the amount payable is the Policy value reduced by the annual Policy fee and any withdrawal charge. The Policy value is determined as of the date we receive your Written Request for full withdrawal.



                            SECTION 7. DEATH BENEFIT

7.1   DEATH OF OWNER BEFORE ANNUITY DATE

If you or a Joint Owner dies while the Policy is in force, but before annuity payments begin, the Policy will terminate. We will pay a death benefit to your Beneficiary.

We will pay the death benefit after we receive necessary documentation of an Owner's death or as soon as we have enough information about the Beneficiary to make the payment.

We will deduct any applicable premium tax from the death benefit payable.

7.2   DEATH BENEFIT AMOUNT BEFORE THE ANNUITY DATE

The death benefit will be the larger of either:

1. your Policy value, less any applicable premium taxes, on the date We receive both satisfactory proof of death and an annuity option election; or

2.   the sum of net premiums paid, less partial withdrawals.

Satisfactory proof of death means all of the following items: (1) a certified copy of the death certificate; (2) a Claimant Statement; (3) the policy; and (4) any other information that we may require to establish the validity of the Policy.

7.3   DEATH BENEFIT OPTIONS BEFORE ANNUITY DATE

Death benefits are paid out under one of the annuity income options. If the Beneficiary does not choose an annuity income option within 60 days of our receipt of Due Proof of Death, we will issue a lump-sum payment to the Beneficiary.

7.4   DEATH OF OWNER AFTER THE ANNUITY DATE

If you or a Joint Owner dies on or after the Annuity Date and before all proceeds have been paid, no death benefit is payable. Any remaining proceeds will be paid at least as rapidly as under the annuity income option then in effect.

7.5   DEATH OF ANNUITANT

If the Annuitant is a Joint Owner, the Annuitant's death is treated as the Owner's death.

If the Annuitant is not an Owner, the Owner is a natural person, and the Annuitant dies before annuity payments begin, the Owner may name a new Annuitant. If the Owner does not name a new Annuitant, the Owner will become the Annuitant. Where the Owner is a trustee of an Internal Revenue Code Section 401(a) retirement plan, we will pay the death benefit to the beneficiary upon the Annuitant's death.


Form 4888                              14

                          SECTION 8. ANNUITY BENEFITS

This Policy will pay a monthly annuity payment to the Owner (unless you specify otherwise). The payments start on the Annuity Date. The amount of the monthly annuity payment is based on the cash surrender value as of the Annuity Date and the annuity income option you select.

We may pay your Policy proceeds to you in one sum if they are less than $1,000, or when the annuity income option chosen would result in periodic payments of less than $20. If any annuity payment would be or becomes less than $20, we also have the right to change the frequency of payments to an interval that will result in payments of at least $20. In no event will we make payments under an annuity option less frequently than annually.

8.1   WHEN ANNUITY PAYMENTS START

1. Annuity payments start on the Annuity Date. The normal Annuity Date is the later of:

     a.   the Policy Anniversary nearest the Annuitant's 85th birthday; or

     b.   the fifth Policy Anniversary.

2.   You may either advance or delay the Annuity Date, subject to the following:

     a. Your request must be in writing and received by us at least 30 days in advance.

     b. The Annuity Date may be changed only during the lifetime of the Annuitant and prior to the Annuity Date.

8.2   HOW ANNUITY PAYMENTS ARE MADE

1.   Frequency - Annuity payments are made monthly starting on the Annuity Date.

2. Minimum Amount - The minimum amount of annuity payment we will make is $20. We have the right to pay the Policy proceeds to you in one lump sum if they are less than $1,000, or where the annuity income option chosen would result in monthly payments of less than $20.

3. Proof - We may require proof of the Annuitant's age before making the first annuity payment. From time to time, we may require proof that the Annuitant is living.

4. Options - Subject to the above, you decide how the annuity payments should be paid. You have a choice of certain payment options. These are called annuity income options and are described in Section 9.


Form 4888                               15

                       SECTION 9. ANNUITY INCOME OPTIONS

9.1 ANNUITY INCOME OPTION RULES

All or part of the cash surrender value may be placed under one or more annuity income options. If annuity payments are to be paid under more than one option, we must be told what part of the Policy value is to be paid under each option. The annuity income option must be made by Written Request and received by us at least 30 days prior to the Annuity Date. If no election is made, payments will be made as an annuity under Option 4, Lifetime Income Annuity. Subject to our approval, you may select any other annuity income option we then offer.

9.2 DESCRIPTION OF OPTIONS

1. INTEREST PAYMENT - While proceeds remain on deposit, we annually credit interest to the proceeds. The interest may be paid to the payee or added to the amount on deposit.

2. DESIGNATED AMOUNT ANNUITY - Proceeds are paid in monthly installments of a specified amount over at least a 5-year period until proceeds, with interest, have been fully paid.

3. DESIGNATED PERIOD ANNUITY - Proceeds are paid in monthly installments for the specified period chosen. Monthly incomes for each $1,000 of proceeds, which include interest, are illustrated by a table in the Policy.

4. LIFETIME INCOME ANNUITY - Proceeds are paid as monthly income during the Annuitant's life. Variations provide for guaranteed payments for a period of time.

5. JOINT AND LAST SURVIVOR ANNUITY - Proceeds are paid as monthly income during the Joint Annuitants' lives and until the last of them dies.

6.    LUMP SUM PAYMENT - Proceeds are paid in one sum.


9.3 BASIS OF PAYMENT

The rate of interest payable under Option 1, 2, and 3 will be guaranteed at 3% compounded yearly. Payments under option 4 and 5 will be based on a 3% interest rate combined with the 1983 Table "a" Individual Annuity Table, projected 17 years.

We may, at the time of election of an annuity income option, offer more favorable rates in lieu of the guaranteed rates specified in the Annuity Tables.



                     SECTION 10. NOTES ON OUR COMPUTATIONS

We have filed a detailed statement of method we use to compute Policy values and benefits with the state where this Policy was delivered. The Policy values, Cash Surrender Values and the death benefit of this Policy are not less than those required by the laws of that state. Cash Surrender Values and reserves are calculated according to the Standard Non-Forfeiture and Valuation Laws of the state in which this Policy is delivered.



Form 4888                               16


                          TABLES OF SETTLEMENT OPTIONS


TABLE B (OPTION 3)           TABLE D (OPTION 5)
MONTHLY INSTALLMENTS FOR     MONTHLY INSTALLMENTS FOR EACH $1,000 OF NET PROCEEDS
EACH $1,000 OF NET PROCEEDS
                                        MALE &      MALE &     MALE &      MALE &      MALE &
YEARS  MONTHLY  YEARS  MONTHLY      AGE FEMALE AGE  FEMALE AGE FEMALE  AGE FEMALE AGE FEMALE
---------------------------------------------------------------------------------------------
   1    84.47    11      5.86        40  3.16   50   3.50  60   4.05   70   5.07  80   7.08
   2    42.86    12      8.24        41  3.19   51   3.54  61   4.13   71   5.21  81   7.37
   3    28.99    13      7.71        42  3.22   52   3.59  62   4.21   72   5.36  82   7.69
   4    22.06    14      7.26        43  3.25   53   3.63  63   4.29   73   5.53  83   8.03
   5    17.91    15      6.87        44  3.28   54   3.68  64   4.38   74   5.70  84   8.40
 ----------------------------       -------------------------------------------------------
   6    15.14    16      6.53        45  3.31   55   3.74  65   4.48   75   5.89  85   8.79
   7    13.16    17      6.23        46  3.34   56   3.79  66   4.58   76   6.10
   8    11.68    18      5.96        47  3.38   57   3.85  67   4.69   77   6.32
   9    10.53    19      5.73        48  3.42   58   3.92  68   4.81   78   6.55
  10     9.61    20      5.51        49  3.46   59   3.98  69   4.93   79   6.81
 ----------------------------       -------------------------------------------------------

    INCOME FOR PAYMENTS OTHER THAN MONTHLY WILL BE FURNISHED BY THE SERVICE CENTER UPON REQUEST.

    TABLE D VALUES FOR COMBINATIONS OF AGES NOT SHOWN AND VALUES FOR 2 MALES OR 2 FEMALES WILL BE FURNISHED BY THE SERVICE CENTER UPON REQUEST.

TABLE C (OPTION 4)  MONTHLY INSTALLMENTS FOR EACH $1,000 OF NET PROCEEDS

                MALE                                          FEMALE
------------------------------------         ---------------------------------------

     LIFE   MONTHS CERTAIN      CASH              LIFE    MONTHS CERTAIN       CASH
 AGE ONLY   60   120  180   240 REF.         AGE  ONLY    60    120  180   240 REF.
-------------------------------------       ---------------------------------------
 40  3.54  3.54 3.53  3.52 3.50  3.46        40   3.33   3.33  3.33  3.32 3.31  3.29
 41  3.58  3.58 3.57  3.56 3.54  3.50        41   3.36   3.36  3.36  3.36 3.35  3.32
 42  3.63  3.63 3.62  3.60 3.57  3.54        42   3.40   3.40  3.40  3.39 3.38  3.36
 43  3.68  3.67 3.66  3.64 3.62  3.58        43   3.44   3.44  3.43  3.43 3.41  3.39
 44  3.73  3.72 3.71  3.69 3.66  3.62        44   3.48   3.48  3.47  3.46 3.45  3.42
---------------------------------------      ---------------------------------------
 45  3.78  3.77 3.76  3.74 3.70  3.66        45   3.52   3.52  3.51  3.50 3.49  3.46
 46  3.83  3.83 3.81  3.79 3.75  3.70        46   3.56   3.56  3.55  3.54 3.53  3.50
  47 3.89  3.89 3.87  3.84 3.80  3.75        47   3.61   3.60  3.60  3.59 3.57  3.54
 48  3.95  3.94 3.93  3.89 3.85  3.80        48   3.65   3.65  3.65  3.63 3.61  3.58
 49  4.01  4.01 3.99  3.95 3.90  3.85        49   3.70   3.70  3.69  3.68 3.66  3.62
---------------------------------------      ---------------------------------------
 50  4.08  4.07 4.05  4.01 3.95  3.90        50   3.76   3.75  3.75  3.73 3.70  3.67
 51  4.15  4.14 4.11  4.07 4.00  3.96        51   3.81   3.81  3.80  3.78 3.75  3.72
 52  4.22  4.21 4.18  4.13 4.06  4.02        52   3.87   3.87  3.86  3.83 3.80  3.76
 53  4.30  4.29 4.26  4.20 4.12  4.08        53   3.93   3.93  3.91  3.89 3.85  3.82
 54  4.38  4.37 4.33  4.27 4.18  4.14        54   4.00   3.99  3.98  3.95 3.91  3.87
---------------------------------------      ---------------------------------------
 55  4.47  4.45 4.41  4.34 4.24  4.21        55   4.06   4.06  4.04  4.01 3.96  3.93
 56  4.56  4.54 4.50  4.42 4.30  4.28        56   4.14   4.13  4.11  4.08 4.02  3.99
 57  4.65  4.64 4.59  4.50 4.36  4.35        57   4.21   4.21  4.19  4.14 4.08  4.05
 58  4.75  4.74 4.68  4.58 4.43  4.42        58   4.29   4.29  4.26  4.22 4.14  4.12
 59  4.86  4.84 4.78  4.66 4.49  3.40        59   4.38   4.37  4.34  4.29 4.21  4.18
---------------------------------------      ---------------------------------------
 60  4.98  4.96 4.88  4.75 4.56  4.59        60   4.47   4.46  4.43  4.37 4.28  4.26
 61  5.10  5.08 4.99  4.84 4.62  4.67        61   4.57   4.56  4.52  4.45 4.34  4.33
 62  5.23  5.20 5.11  4.93 4.69  4.77        62   4.67   4.66  4.62  4.54 4.41  4.41
 63  5.38  5.34 5.23  5.03 4.76  4.86        63   4.78   4.77  4.72  4.63 4.48  4.50
 64  5.53  5.49 5.35  5.13 4.82  4.96        64   4.90   4.88  4.82  4.72 4.55  4.58
---------------------------------------      ---------------------------------------
 65  5.69  5.64 5.49  5.23 4.88  5.07        65   5.02   5.00  4.94  4.82 4.63  4.68
 66  5.86  5.80 5.63  5.33 4.95  5.18        66   5.16   5.13  5.06  4.92 4.70  4.78
 67  6.04  5.98 5.77  5.43 5.01  5.29        67   5.30   5.27  5.18  5.02 4.77  4.88
 68  6.24  6.16 5.92  5.53 5.06  5.41        68   5.45   5.42  5.32  5.13 4.85  4.99
 69  6.45  6.36 6.07  5.64 5.12  5.54        69   5.61   5.58  5.46  5.23 4.92  5.10
---------------------------------------      ---------------------------------------
 70  6.67  6.56 6.23  5.74 5.17  5.67        70   5.79   5.75  5.60  5.35 4.98  5.22
 71  6.91  6.78 6.40  5.84 5.21  5.81        71   5.98   5.93  5.76  5.46 5.05  5.35
 72  7.16  7.01 6.57  5.93 5.26  5.96        72   6.19   6.13  5.92  5.57 5.11  5.49
 73  7.43  7.25 6.74  6.03 5.30  6.11        73   6.41   6.34  6.10  5.69 5.17  5.63
 74  7.72  7.51 6.91  6.12 5.33  6.27        74   6.66   6.56  6.27  5.80 5.22  5.78
---------------------------------------      ---------------------------------------
 75  8.03  7.77 7.09  6.20 5.36  6.44        75   6.92   6.81  6.46  5.91 5.27  5.94
 76  8.36  8.06 7.26  6.28 5.39  6.62        76   7.20   7.06  6.65  6.02 5.31  6.11
 77  8.71  8.35 7.44  6.36 5.42  6.81        77   7.50   7.34  6.85  6.12 5.35  6.29
 78  9.09  8.67 7.62  6.43 5.44  7.00        78   7.83   7.63  7.04  6.22 5.38  6.48
 79  9.50  8.99 7.79  6.50 5.45  7.21        79   8.18   7.94  7.25  6.31 5.41  6.67
---------------------------------------      ---------------------------------------
 80  9.93  9.33 7.96  6.56 5.47  7.43        80   8.56   8.27  7.45  6.39 5.43  6.88
 81 10.40  9.68 8.12  6.61 5.48  7.65        81   8.98   8.62  7.65  6.47 5.45  7.11
 82 10.89 10.05 8.28  6.66 5.49  7.89        82   9.43   8.99  7.85  6.54 5.47  7.34
 83 11.42 10.42 8.43  6.70 5.50  8.15        83   9.92   9.37  8.04  6.17 5.48  7.58
 84 11.98 10.80 8.58  6.74 5.50  8.41        84  10.45   9.78  8.22  6.65 5.49  7.84
 85 12.58 11.19 8.71  6.77 5.51  8.69        85  11.02  10.20  8.39  8.70 5.50  8.12


        INCOME FOR PAYMENTS OTHER THAN MONTHLY WILL BE FURNISHED BY THE SERVICE CENTER UPON REQUEST.

        TABLE C VALUES FOR AGES BELOW 40 AND ABOVE 85, AND VALUES FOR 300 AND 360 MONTHS CERTAIN WILL BE FURNISHED BY THE SERVICE CENTER UPON REQUEST.


Form 4888                               17

                       THIS PAGE LEFT INTENTIONALLY BLANK.

                                    THANK YOU
                               for your business.
     This policy, as a variable annuity, is issued pursuant to a prospectus.
                    You should read the policy prospectus and
      also review the prospectuses for those underlying mutual funds of the
                         Subaccounts you wish to select.


                              IF YOU HAVE QUESTIONS
                      contact your sales representative or
                              write or call us at:

                    Ameritas Variable Life Insurance Company
                                 Service Center
                                 5900 "O" Street
                          Lincoln, Nebraska 68510-2234
                                       or
                                 P.O. Box 82550
                             Lincoln, Nebraska 68501

                            Telephone: 1-800-745-1112
                               FAX: 1-402-467-6153

                          e-mail: www.overturelife.com


                          PLEASE SEND THE CORRECT FORM
        to help us accurately process your Policy elections and changes.
     Many of these forms can be found on our website "on-line service" site. Or, call us at our toll-free number and we'll send you the form you need.



Form 4888         Flexible Premium Deferred Variable Annuity Policy

                                   AMERITAS VARIABLE LIFE INSURANCE COMPANY LOGO



                               PERIODIC "STEP-UP"
                     GUARANTEED MINIMUM DEATH BENEFIT RIDER


BENEFITS

Upon the death of the Policy Owner (last Owner to die, if Joint Owner), prior to the Annuity Date, a death benefit is payable under the policy. This rider provides that we will pay an amount greater than the death benefit under certain conditions. This greater amount is called a Guaranteed Minimum Death Benefit ("GMDB").

The amount of the GMDB depends on the issue age of the Owner and the date satisfactory proof of the Owner's death is received at our Service Center. If the amount of the GMDB is greater than the death benefit provided in the policy, we will pay the GMDB.

PREMIUMS

The charge will be deducted on each monthly activity date until the Policy Anniversary nearest the Owner's Benefit Expiry Age. The charge is deducted from the Subaccount(s) and the Fixed Account(s) in the same proportion as the balances held in the Subaccount(s) and the Fixed Account(s).

CALCULATION OF THE GUARANTEED MINIMUM DEATH BENEFIT

The following describes how the amount of the GMDB is calculated:

1. If satisfactory due proof of the Owner's death is received after the Termination Date or prior to the first Step-up Anniversary, the GMDB is zero.

2.    Where the GMDB is zero, the death benefit is as provided in the policy.

3.    Where the GMDB is not zero, it is calculated as the "step-up" benefit.

DEFINITIONS

BENEFIT EXPIRY AGE means the attained age shown on the schedule page. It is the attained age of the Owner at which time the benefits of this rider expire.

MAXIMUM STEP-UP AGE means the attained age shown on the schedule page. The step-up benefit will no longer be increased after the Policy Anniversary nearest the birthday that the Owner attains this age.

MONTHLY ACTIVITY DATE means the same date in each succeeding month as the Policy date except that whenever the monthly activity date falls on a date other than a Business Day, the monthly activity date will be deemed the next Business Day.

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



STEP-UP BENEFIT means:

      If satisfactory due proof of the Owner's death is received on or after the first step-up anniversary, the "step-up" benefit is:

      (a)  the greater of (i) and (ii), where:
          (i) is the Policy value as of the most recent step-up date; and
          (ii)is the "step-up" benefit immediately preceding the most recent step-up date;

      (b) plus any premiums paid since the most recent step-up date;

      (c) minus any partial withdrawals, including withdrawal charges, since the most recent step-up date;

      (d) minus an adjustment (SUB ADJ), defined below, for each partial withdrawal made since the most recent step-up date.

STEP-UP DATE means a step-up anniversary on or before the maximum step-up age. There will be no "step-up" dates after the birthday that the Owner attains the maximum step-up age.

STEP-UP INTERVAL means the number of years between step-up anniversaries. The step-up interval is shown on the schedule page.

STEP-UP ANNIVERSARY means the date, as measured from the Effective Date of this rider, that is a whole multiple of the step-up interval. For example, if the step-up interval is one (1) year, then the step-up anniversary would be the date that is one (1) year, two (2) years, three (3) years, etc. following the Effective Date of this rider.

      SUB ADJ is calculated by (SUB-AV) X PW where:
                               -------------
                                          AV

          SUB  = the  "step-up"  benefit  under  this rider  before the  partial withdrawal is made, provided that it is greater than AV.
          AV   = the Policy value before the partial withdrawal is made.
          PW   = the amount of the partial withdrawal,  including any withdrawal charges.
          However, the "SUB ADJ" will never be less than zero.

          EXAMPLE: ASSUME THAT A $1,000 PARTIAL WITHDRAWAL IS REQUESTED.  ASSUME
                   AT THE TIME OF THIS REQUEST THE "STEP-UP" BENEFIT IS $30,000 AND THE ACCUMULATION VALUE IS $25,000. THE "SUB ADJ" IS THEN EQUAL TO:

                   ($30,000 - $25,000) X $1,000 = $200
                    ---------------------------
           $25,000

                   THE "STEP-UP" BENEFIT AFTER THIS PARTIAL WITHDRAWAL WILL THEN BE $30,000 - $1,000 - $200 = $28,800.

TERMINATION DATE means the Policy Anniversary nearest the Owner's Benefit Expiry Age.



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EXAMPLES

EXAMPLE 1: ASSUME THE OWNER WAS ISSUE AGE 55 AND THAT THE MAXIMUM STEP-UP AGE IS
           80. ASSUME THE STEP-UP INTERVAL IS 1 YEAR. ALSO ASSUME THAT THE OWNER DIED AT ATTAINED AGE 70. THIS IS PRIOR TO THE MAXIMUM STEP-UP AGE
           (80). THE MOST RECENT STEP-UP DATE WAS THE 15TH ANNIVERSARY (ATTAINED AGE 70). THE POLICY VALUE ON THE 15TH ANNIVERSARY WAS $50,000. THE "STEP-UP" BENEFIT IMMEDIATELY PRECEDING THE 15TH STEP-UP ANNIVERSARY WAS $40,000, WHICH IS LESS THAN $50,000. ASSUMING NO PREMIUMS WERE PAID AND NO PARTIAL WITHDRAWALS WERE MADE SINCE THE 15TH STEP-UP ANNIVERSARY, THE "STEP-UP" BENEFIT WOULD THEN BE $50,000.

           THE GMDB WOULD BE $50,000.

EXAMPLE 2: ASSUME THE OWNER WAS ISSUE AGE 60 AND THAT THE MAXIMUM STEP-UP AGE IS
           80. ASSUME THE STEP-UP INTERVAL IS 1 YEAR. ALSO ASSUME THAT THE OWNER DIED AT ATTAINED AGE 82. THIS IS AFTER THE MAXIMUM STEP-UP AGE (80). THE MOST RECENT STEP-UP DATE WAS THE 20TH ANNIVERSARY (ATTAINED AGE
           80). THE POLICY VALUE ON THE 20TH ANNIVERSARY WAS $25,000. THE "STEP-UP" BENEFIT IMMEDIATELY PRECEDING THE 20TH STEP-UP ANNIVERSARY WAS $30,000, WHICH IS GREATER THAN $25,000. ASSUMING $5,000 IN PREMIUMS WERE PAID AND NO PARTIAL WITHDRAWALS WERE MADE SINCE THE 20TH STEP-UP ANNIVERSARY, THE "STEP-UP" BENEFIT WOULD THEN BE $30,000 + $5,000=$35,000.

           THE GMDB WOULD BE $35,000.

EFFECTIVE DATE

This rider will become effective on the Policy Date. However, if this rider is added to an in-force Policy, this rider will not become effective until the effective date shown below.


                                          EFFECTIVE DATE OF RIDER:


                                          --------------------------------------
                                          (Applies only when rider is added
                                           to an in-force policy.)




                    AMERITAS VARIABLE LIFE INSURANCE COMPANY



      /s/ Donald R. Stading                       /s/ W. J. Atherton
          Secretary                                    President



GMDB 4902